Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY ANNOUNCES SECOND QUARTER RESULTS AND INITIATION OF QUARTERLY DIVIDEND PAYMENTS

NORWALK, CT., January 25, 2012 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the second quarter and the first six months of fiscal year 2012.

Sales for the second quarter of fiscal year 2012, the three months ended December 31, 2011, amounted to $14,588,000 compared to $10,124,000 for the second quarter of fiscal year 2011. Net income for the quarter amounted to $1,946,000 ($0.23 per share) compared to $1,681,000 ($0.20 per share) for the second quarter of fiscal year 2011.

Sales for the first half of fiscal year 2012, the six months ended December 31, 2011, amounted to $24,160,000 compared to $18,658,000 for the same six month period in fiscal year 2011. Net income for the period amounted to $2,666,000 ($0.31 per share) compared to $3,114,000 ($0.37 per share) in the first six months of fiscal year 2011.

Raymond M. Soto, Bolt’s chairman and CEO, commented, “I am pleased to report that sales and net income for the second quarter of fiscal year 2012 increased by $4,464,000 and $265,000, respectively, compared to the second quarter of fiscal year 2011 and that our second quarter sales and net income increased by $5,016,000 and $1,226,000, respectively, over the first quarter of fiscal year 2012. The increase in sales and net income was primarily due to the operations of SeaBotix, our underwater robotics business which we acquired in January 2011.”

Mr. Soto continued, “Sales for the first half of fiscal year 2012 increased by $5,502,000 over the first half of fiscal year 2011, but net income decreased by $448,000. The sales increase was due to SeaBotix, partially offset by lower sales in our marine seismic exploration businesses, and the net income decrease was primarily due to the lower sales in our seismic exploration businesses and higher research and development expense.”

Mr. Soto further commented, “In December 2011, we paid a special dividend to our common stockholders of $1.00 per share which amounted to $8,576,000. I am pleased to report that our Board of Directors has approved a quarterly dividend program. The Board declared the first quarterly dividend of $0.05 per common share, which will be paid on April 5, 2012 to stockholders of record on March 8, 2012. Future quarterly dividends, which are anticipated to occur in January, April, July and October, will be subject to Board approval.”

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Mr. Soto concluded, “Based on our operating results to date, discussions with and inquiries by customers and the introduction of our new Digital Air Gun Controller System, we believe fiscal year 2012 will be another successful year for our Company.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely-operated robotic vehicles systems used for a variety of underwater tasks.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, dividends, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions and (vii) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Sales	$14,588,000	$10,124,000	$24,160,000	$18.658,000
Costs and expenses	11,701,000	7,718,000	20,309,000	14,094,000
Income before income taxes	2,887,000	2,406,000	3,851,000	4,564,000
Provision for income taxes	941,000	725,000	1,185,000	1,450,000
Net Income	$1,946,000	$1,681,000	$2,666,000	$3,114,000

Earnings per share (diluted)	$0.23	$0.20	$0.31	$0.37
Average shares outstanding (diluted)	8,488,000	8,529,000	8,523,000	8,522,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,			December 31,
	2011	2010		2011	2010

Assets			Liabilities and Stockholders’ Equity

Current Assets			Current Liabilities
Cash and cash equivalents	$21,270,000	$40,875,000	Accounts payable	$1,559,000	$533,000
Accounts receivable	9,701,000	6,742,000	Accrued expenses	4,549,000	1,109,000
Inventories	17,071,000	11,901,000	Income taxes payable	439,000	43,000
Other	1,452,000	697,000		6,547,000	1,685,000
	49,494,000	60,215,000	Deferred income	2,609,000	—
Property and equipment	4,782,000	3,949,000	Total liabilities	9,156,000	1,685,000
Goodwill	17,227,000	10,957,000	Stockholders’ equity	70,960,000	74,565,000
Other intangible assets	8,387,000	904,000
Other	226,000	225,000
	$80,116,000	$76,250,000		$80,116,000	$76,250,000

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